                                                                     Exhibit 6.2





                      PLAN AND AGREEMENT OF REORGANIZATION


                                      AMONG


                         SCOTTSDALE TECHNOLOGIES, INC.,


                              WO CONSULTING, INC.,


                                ERIC J. SCHEDELER


                                       AND


                               C. KIMBALL MCCUSKER

                              TABLE OF CONTENTS

                                                                              Page



ARTICLE 1. SALE OF ASSETS.....................................................   3

  Section 1.1  Description of Assets..........................................   3
  Section 1.2  Retained Items.................................................   4

ARTICLE 2. PURCHASE PRICE.....................................................   4

  Section 2.1  Consideration..................................................   4

ARTICLE 3. NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION.....................   5

  Section 3.1  Non-Assumption of Liabilities..................................   5
  Section 3.2  Indemnification by Seller and Executive Officers...............   5
  Section 3.3  Indemnification by Schedeler...................................   6
  Section 3.4  Procedure for Indemnification..................................   7
  Section 3.5  Security.......................................................   7
  Section 3.6  Satisfaction of Obligations....................................   7

ARTICLE 4. CLOSING............................................................   8

  Section 4.1  Time and Place of Closing......................................   8
  Section 4.2  Deliveries by Seller...........................................   8
  Section 4.3  Deliveries by Buyer............................................   9

ARTICLE 5. CLOSING CONDITIONS.................................................   9

  Section 5.1  Conditions of Seller and Executive Officers....................   9
  Section 5.2  Conditions of Buyer............................................   9

ARTICLE 6. REPRESENTATIONS AND WARRANTIES.....................................  11

  Section 6.1  Representations and Warranties of Seller and Executive Officers  11
         (a)   Authorization of Transaction...................................  11
         (b)   Capitalization of Seller.......................................  11
         (c)   Compliance with Law............................................  11
         (d)   Title to the Assets............................................  12
         (e)   Financial Statements...........................................  12
         (f)   Litigation.....................................................  12
         (g)   Employees; Employee Relations and Benefit Plans................  13
         (h)   Intellectual Property..........................................  13
         (i)   Taxes..........................................................  16
         (j)   Government Notices.............................................  16
         (k)   Permits and Environmental Matters..............................  16
         (l)   Applicable Laws Compliance.....................................  16
         (m)   Premises.......................................................  17
         (n)   Contracts......................................................  18

          (o)  Disclosure...................................................  18
  Section 6.2  Representations and Warranties of Buyer......................  18
  Section 6.3  Survival.....................................................  19

ARTICLE 7. GENERAL..........................................................  19

  Section 7.1  Use of Names.................................................  19
  Section 7.2  Notices......................................................  19
  Section 7.3  Entire Agreement.............................................  20
  Section 7.4  Assignment...................................................  20
  Section 7.5  Expenses of Transaction......................................  20
  Section 7.6  Modification.................................................  20
  Section 7.7  Specific Performance.........................................  20
  Section 7.8  Further Assurances...........................................  21
  Section 7.9  Sales and Other Taxes........................................  21
  Section 7.10 Governing Law................................................  21

SCHEDULE 2.1(D) TRADE PAYABLES....................ERROR! BOOKMARK NOT DEFINED.

SCHEDULE 6.1(a) CONTRACTS.........................ERROR! BOOKMARK NOT DEFINED.



EXHIBITS
      Exhibit A            Stock Pledge Agreement
      Exhibit B            Note and Warrant Purchase Agreement


SCHEDULES
      Schedule 2.1(a)           List of Stockholders
      Schedule 2.1(d)           List of Trade Payables
      Schedule 5.2(d)           List of Parties Required to Execute Intellectual Property
                                Assignment Agreements
      Schedule 6.1(b)           List of Equity Security Owners
      Schedule 6.1(c)           List of Alleged Violations
      Schedule 6.1(f)           List of Pending Litigation
      Schedule 6.1(h)(i)        List of Intellectual Property
      Schedule 6.1(h)(iii)      List of Patents or Registrations on Intellectual Property
      Schedule 6.1(h)(iii)(D)   List of Company's Indemnity Obligations
      Schedule 6.1(h)(iv)       List of Intellectual Property Owned by Third Party
      Schedule 6.1(h)(v)        List of Intellectual Property Right Filings
      Schedule 6.1(i)           Hazardous Materials
      Schedule 6.1(k)           Permits and Environmental Matters
      Schedule 6.1(l)           Applicable Laws Compliance
      Schedule 6.1(n)           Contracts

                      PLAN AND AGREEMENT OF REORGANIZATION

      THIS PLAN AND AGREEMENT OF REORGANIZATION (this "Agreement") is executed on February 28, 1997 but intended by the parties hereto to be effective as of January 1, 1997, between SCOTTSDALE TECHNOLOGIES, INC., a Delaware corporation ("Seller"), WO CONSULTING, INC., a Delaware corporation ("Buyer"), and ERIC J. SCHEDELER ("Schedeler") and C. KIMBALL McCUSKER ("McCusker") (Schedeler and McCusker are collectively referred to herein as the "Executive Officers").

                                 R E C I T A L:

      WHEREAS, Seller wishes to sell, and Buyer wishes to purchase, the business of Seller and substantially all of the assets used in connection therewith, in exchange for securities of the Buyer in a transaction intended to qualify as a tax free "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended; and

      WHEREAS, pursuant to this Agreement, Seller wishes to sell substantially all of its assets to Buyer in exchange for 1,461,585 shares of Buyer's common stock ("Common Stock") and Buyer's agreement to pay certain royalties to an escrow agent to facilitate the repayment of certain obligations of Seller in accordance with that certain Escrow Agreement effective as of January 1, 1997 (the "Escrow Agreement") and those certain Restructuring Agreements between the Company and certain of its creditors;

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:

                               A G R E E M E N T:

                                   ARTICLE 1.
                                 SALE OF ASSETS

      SECTION 1.1 DESCRIPTION OF ASSETS. Subject to and in accordance with the terms of this Agreement, Seller shall grant, convey, sell, transfer and assign to Buyer at Closing (as defined below) the following assets, properties and contractual rights of Seller, wherever located:

            (a) all tangible personal property (including, without limitation, machinery, equipment, computers, inventories, parts, components, goods, furniture and vehicles) relating to the operation of Seller's business located at 7580 E. Gray Rd., Suite 102, Scottsdale, Arizona, 85260 (the "Premises") and all activities and operations incidental thereto (collectively the "Business");


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
            (b) all Intellectual Property (as defined below), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions;

            (c) all books, records, ledgers, files, documents, correspondence, lists, plats, drawings, specifications, advertising and promotional materials, studies, reports and other printed and written materials relating to the Business;

            (d) all permits, authorities, licenses, franchises, consents and other approvals relating to the business of developing, constructing or operating the Business;

            (e) all contractual rights of Seller relating to the Business;

            (f) all deposits, advances, prepaid amounts, refunds, causes of action and rights of recovery, set-off or recoupment of Seller relating to the Business;

            (g) the name "Scottsdale Technologies" in all jurisdictions in which the Seller has the right to use such names; and

            (h) all of the goodwill of the Business.

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets".

      All of such Assets shall be delivered free and clear of any liens, claims, pledges, security interests, mortgages or encumbrances of any kind. The sale, conveyance, assignment, transfer and delivery of the Assets shall be effected by bills of sale, endorsements, assignments, or other instruments in such reasonable or customary form as shall be requested by the Buyer and its counsel. Seller shall at any time from and after the Closing Date, upon the reasonable request of Buyer and at Seller's expense, execute, acknowledge and deliver such additional conveyances, assignments, transfers or other instruments, as may be reasonably required to assign, transfer or convey the Assets to Buyer, or vest ownership of such Assets in Buyer, as contemplated by this Agreement.

      SECTION 1.2 RETAINED ITEMS. Seller does not transfer to Buyer hereunder, and Seller retains all rights and liabilities in respect of or in connection with, all obligations of Seller not expressly transferred to and assumed by Buyer hereunder (collectively the "Retained Items").

                                  ARTICLE 2.
                                PURCHASE PRICE

      SECTION 2.1 CONSIDERATION. Subject to and in accordance with the terms of this Agreement, as full consideration for the Assets, Buyer will deliver to Seller the following:

            (a) At Closing, Buyer will issue and deliver 1,461,585 shares of Common Stock to the parties listed on Schedule 2.1(a) hereto ("Shares"), and Buyer shall sell no less than 481,000 shares of Common Stock and no more than 550,000 shares of Common Stock in the aggregate to the Executive Officers and Mike Slover, as agreed upon among the Company, the Executive Officers and Mr. Slover; provided, however, that the Executive Officers shall deliver to Buyer the aggregate amount of 213,221 shares of Common Stock (apportioned among such officers in the manner described in Section 3.4) to serve as collateral for the period set forth in Section 9 of the Stock Pledge Agreement between Executive Officers and Buyer in the form attached hereto as Exhibit A (the "Stock Pledge Agreement");

            (b) At Closing, Buyer shall assume and undertake to discharge and perform Seller's obligations under that certain Promissory Note issued by Seller in favor of Software Funding Corp. (the "General Partner") as agent for certain investors, which note has a principal balance of $400,000 (the "Existing Note");

            (c) At Closing, Buyer shall assume and undertake to discharge and perform Seller's obligations pursuant to the express terms of those specific written contracts set forth on Schedule 6.1(n) (the "Listed Contracts"); and

            (d) At Closing, Buyer shall assume and undertake to discharge and perform Seller's obligations with respect to the trade payables listed on
      Schedule 2.1(d) hereto (the "Trade Payables"). The obligations assumed by Buyer with respect to the Existing Note, the Listed Contracts and the Trade Payables are collectively referred to herein as the "Assumed Liabilities".


                                   ARTICLE 3.
                 NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

      SECTION 3.1 NON-ASSUMPTION OF LIABILITIES. Except for the Assumed Liabilities, Buyer shall not, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur any liability or obligation of any nature of Seller, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement. Seller and each of the Executive Officers hereby jointly and severally agrees to indemnify Buyer, its successors and assigns from and against any and all of the foregoing liabilities and obligations (other than the Assumed Liabilities) in accordance with this Article 3.

      SECTION 3.2 INDEMNIFICATION BY SELLER AND EXECUTIVE OFFICERS. Subject to the limitations set forth in Section 3.6, and notwithstanding any investigation at any time made by or


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
on behalf of Buyer, Seller and the Executive Officers each jointly and severally agree to defend, indemnify and hold harmless Buyer, its officers, stockholders, directors, affiliates, employees, agents, successors and assigns, and the Assets, from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from or in connection with any:

            (a) inaccuracy in or breach of any representation or warranty made by Seller and Executive Officers in this Agreement;

            (b) failure of Seller duly to perform and observe any term, provision, covenant, agreement or condition under this Agreement; and


            (c) liability of Seller of any kind whatsoever other than the Assumed Liabilities, including, without limitation, any liability arising out of or in connection with any claims or rights of Seller's creditors or any other person or entity who may now or hereafter have a claim resulting from or arising out of any actions or operations of Seller.

      Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account of, the matters referred to in subparagraphs (a) - (c) of this Section 3.2 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor.

      SECTION 3.3 INDEMNIFICATION BY SCHEDELER. In addition to the requirements of Section 3.2, and subject to the limitations set forth in Section 3.6, and notwithstanding any investigation at any time made by or on behalf of Buyer, Schedeler hereby agrees to defend, indemnify and hold harmless Buyer, its officers, stockholders, directors, affiliates, employees, agents, successors and assigns, and the Assets, from and against all losses, claims, actions, causes of action, damages, liabilities, expenses and other costs of any kind or amount whatsoever (including, without limitation, reasonable attorneys' fees), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, which result, either before or after the date of this Agreement, from or in connection with any liability of Mark Force Ltd., a Delaware corporation ("Force"), other than the amount Buyer is obligated to pay with respect to such liability in accordance with the Escrow Agreement and that certain Force Restructuring Agreement between Force and Seller.

      Buyer shall be deemed to have suffered such loss, claim, action, cause of action, damage, liability, expense or other cost, or to have paid or to have become obligated to pay any sum on account of, the matters referred to in this
Section 3.3 if the same shall be suffered, paid or incurred by Buyer or any parent, subsidiary, affiliate, or successor of Buyer. The amount of the loss, claim, action, cause of action, damage, liability, expense or other cost deemed to be suffered paid or incurred by Buyer shall be an amount equal to the loss, claim, action, cause of action, damage, liability, expense or other cost suffered, paid or incurred by such parent, subsidiary, affiliate, or successor.

      SECTION 3.4 PROCEDURE FOR INDEMNIFICATION. Promptly after a party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person, the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to this Agreement (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding (the "Notice"). The Notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party, after receipt of the Notice, shall defend and settle, at its own expense and by its own counsel, each such matter; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably); and provided further, that the Indemnifying Party may consent to the entry of a judgment or enter into a settlement with respect to a third party claim without the prior written consent of the Indemnified Party if such judgment or settlement involves only the payment by the Indemnifying Party of monetary damages (if any) and does not (a) impose an injunction or other equitable relief upon (or constitute an admission of guilt, liability, fault or responsibility by) the Indemnified Party, or (b) result in any adverse consequences for the business and operations of the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in any matter through counsel of its own choosing. Such separate representation shall be at the cost and expense of the Indemnified Party as long as the Indemnifying Party is pursuing the defense of such matter diligently, reasonably and in good faith. If the Indemnifying Party fails to defend any such matter to which the Indemnified Party is entitled to indemnification hereunder diligently, reasonably and in good faith, the Indemnified Party may undertake such defense through counsel of its choice and at the Indemnifying Party's expense.

      SECTION 3.5 SECURITY. On the Closing Date, to secure performance of Seller's and Executive Officers' indemnification obligations to Buyer hereunder, the Executive Officers shall execute and deliver to Buyer the Stock Pledge Agreement, certificates for 213,221 shares of Common Stock owned by the Executive Officers (the "Pledged Shares") and irrevocable stock powers corresponding to such shares. The Pledged Shares shall consist of 195,430 shares of Common Stock pledged by Eric J. Schedeler; and 17,791 shares of Common Stock pledged by C. Kimball McCusker, all in accordance with the terms of the Stock Pledge Agreement.

      SECTION 3.6 SATISFACTION OF OBLIGATIONS. Notwithstanding anything herein to the contrary, Buyer's recovery for any obligations of Seller or the Executive Officers under this Agreement shall be limited to recovery against the Pledged Shares. Subject to the foregoing qualification, to the extent an Executive Officer becomes liable to Buyer under Article 3 hereof, such Executive Officer may satisfy any such liability by tendering (a) cash in the amount of such liability, (b) shares of Buyer's Common Stock pledged by such officer in accordance with the terms of the Stock Pledge Agreement or (c) any combination of cash and such shares. Any such shares tendered by such Executive Officer shall be valued at their fair market value. For purposes of this Agreement, the term "fair market value" shall mean (i) if the shares of Common Stock of Buyer are publicly traded on a national market, the price per share determined by averaging the closing sales prices of shares of Common Stock as reported in the Wall Street Journal for the five (5) trading days immediately preceding the date such shares are tendered or (ii) if the shares of Common Stock are not publicly traded or the closing sales price of such shares is not reported in the Wall Street Journal on a daily basis, the price per share determined by written agreement between such Executive Officer and Buyer, or, if no such agreement is reached within ten (10) days after such Executive Officer notifies Buyer in writing that he wishes to tender such shares, then the price per share shall be determined by an independent appraiser selected by Buyer; provided, however, that such appraiser shall have no past or present relationship with Buyer or such Executive Officer. Such Executive Officer and Buyer shall share the expenses of such appraiser equally. Notwithstanding anything herein to the contrary, however, Buyer shall first seek to satisfy any claims it has against any Executive Officer hereunder by enforcing its rights under the Stock Pledge Agreement in accordance with the terms thereof before seeking to recover any amount from the Executive Officer individually.


                                   ARTICLE 4.
                                     CLOSING

      SECTION 4.1 TIME AND PLACE OF CLOSING. This transaction shall be closed simultaneously with the execution and delivery of this Agreement and the other documents and instruments referred to in this Article 4 (the "Closing"). The Closing shall take place at the offices of Seller on February 28, 1997, or on such other place and date as the parties may mutually agree (the "Closing Date").

      SECTION 4.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer, all duly executed:


            (a) proper and adequate evidence that all permits, licenses, registrations and governmental authorizations necessary or appropriate for the operation of the Business have been obtained by the Seller and have been issued in the name of the Seller or can properly be transferred to the Buyer;


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
            (b) a general conveyance, assignment and bill of sale, in form and substance satisfactory to Buyer, conveying, selling, transferring and assigning to Buyer all of the Assets (the "Bill of Sale"); and

            (c) such other additional instruments of sale, assignment or transfer as may be reasonably required by Buyer.

      SECTION 4.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver the Shares to the parties listed on Schedule 2.1(a) and shall further execute and deliver an assumption agreement regarding Buyer's assumption of the Assumed Liabilities consistent with the terms hereof.


                                   ARTICLE 5.
                               CLOSING CONDITIONS

      SECTION 5.1 CONDITIONS OF SELLER AND EXECUTIVE OFFICERS. The obligation of Seller and Executive Officers to consummate the transactions to be performed by them pursuant to this Agreement is subject to satisfaction of the following conditions:

            (a) The representations and warranties of Buyer set forth in Section
      6.2 shall be true and correct;

            (b) Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

            (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or
      (iii) affect adversely the right of Buyer to acquire the assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

            (d) Buyer and Scottsdale Technologies-I, Ltd. (the "Partnership") shall have executed the Note and Warrant Purchase Agreement attached hereto as Exhibit B (the "Note and Warrant Purchase Agreement").

      SECTION 5.2 CONDITIONS OF BUYER. The obligation of Buyer to consummate the transactions to be performed by it pursuant to this Agreement is subject to satisfaction of the following conditions:

            (a) The representations and warranties of Seller and Executive Officers set forth in Section 6.1 shall be true and correct;

            (b) Seller and Executive Officers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing Date;

            (c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; or
      (iii) affect adversely the right of Buyer to acquire the assets and to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

            (d) Each person or entity listed on Schedule 5.2(d) hereto (collectively, the "Listed Persons") shall have executed and delivered an agreement in form and substance satisfactory to Buyer and the Partnership providing that (i) he or she assigns all right, title and interest that he, she or it may have in and to any of the Intellectual Property that are or have been owned, used, promoted or distributed by Seller or its affiliates or predecessors and any such property or asset that is equivalent thereto or is related thereto or is incorporated in any of the products that have been or intended to be distributed by Seller (collectively, the "Intellectual Property Assets"), (ii) that he, she or it has no right, title or interest, after given effect to the assignment described above, in and to any of the Intellectual Property Assets, (iii) that he, she or it has no claim or right as against Buyer or Seller after giving effect to the purchase of the Assets other than the right of the Executive Officers and Mike Slover to purchase no less than 481,000 Shares of Common Stock and no more than 550,000 shares of Common Stock in the aggregate, as agreed upon among the Company, the Executive Officers and Mr. Slover, and to receive Shares, if any, to be issued or distributed to them as provided on Schedule 2.19(a), and (iv) he, she or it will not compete with Buyer with respect to any business related to or competing with the Assets or the Intellectual Property Assets or any improvement to such products developed by Buyer or use or divulge confidential information included within the Intellectual Property Assets or otherwise relating to Buyer or Seller. In addition, in each such agreement executed by a Listed Person, such Listed Person shall represent and warrant that he or it has no interest in any of the Assets or any other property or intellectual property that is used by or is material to the operations of Seller (collectively, the "Covered Assets"), that he or it has no interest in any business that is competitive with Seller in the Program Master product line or technology related thereto (including, without limitation, the light-link technology) and that he or it has no interest in any Covered Asset or any enhancement or add-on to any Covered Asset for which such Listed Person has been engaged by the Company to develop or provide any assistance in the development of such enhancement or add-on; provided, however, that nothing herein or in any such agreement shall limit the right of Schedeler & Company, L.L.C. (in which Eric J. Schedeler has no interest) to directly or indirectly own any interest in any business that produces or markets electronic programming guides; and provided further that


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
      nothing herein or in any such agreement shall limit the right of any Listed Person to collect payment for any services rendered by such Listed Person to the Company.

            (e) Buyer and Seller shall have entered into written restructuring agreements with Transcap Manufacturing Services, Inc. ("Transcap") and Network Gaming International Corp. (formerly known as AI Software, Inc.) ("NGIC"), pursuant to which Transcap and NGIC agree to accept the payment of certain royalties in exchange for their claims against Seller;

            (f) Seller shall have entered into agreements in form and substance satisfactory to Seller and General Partner with both Chambord Technologies, Inc. ("Chambord") and Mesa Research pursuant to which Seller shall have acquired programs relating to a code library, light link technology, operating systems and other technologies incorporated in or used in connection with the development of any of Seller's products (including, without limitation, the ETV Host Software and the Program Master (collectively, the "System")), which agreement shall be assignable to Buyer;

            (g) Seller shall have entered into an agreement in form and substance satisfactory to Seller and General Partner with Mark Force Ltd., a Delaware corporation, pursuant to which Seller shall have acquired all right, title and interest in and to any and all Intellectual Property owned by Mark Force Ltd., including, without limitation, any and all trademarks relating to the Program Master owned by Mark Force Ltd.;

            (h) Seller shall provide an opinion of counsel satisfactory in form and substance to Buyer regarding the capital structure of Seller; and

            (i) Buyer and the Partnership shall have executed the Note and Warrant Purchase Agreement substantially in the form attached hereto as Exhibit B.


                                   ARTICLE 6.
                         REPRESENTATIONS AND WARRANTIES

      SECTION 6.1 REPRESENTATIONS AND WARRANTIES OF SELLER AND EXECUTIVE OFFICERS. Seller and Executive Officers each jointly and severally represent and warrant to Buyer that each of the following shall be true and correct as of the date hereof and as of the Closing Date:

            (a) AUTHORIZATION OF TRANSACTION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller and Executive Officers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller and Executive Officers, enforceable in accordance with its terms and conditions. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

            (b) CAPITALIZATION OF SELLER. All of the equity securities of Seller are owned by the persons and entities set forth in Schedule 6.1.(b) hereto. Seller has provided copies of all agreements relating to the acquisition of such equities from Seller and Seller's former parent.

            (c) COMPLIANCE WITH LAW. Seller is in compliance with all applicable federal, state or local laws, statutes, ordinances, permits, licenses, orders, approvals, variances, rules or regulations or judicial or administrative decisions, except for insignificant instances of non-compliance that would not, individually or in the aggregate, have an adverse effect upon the Assets or the Business. Seller has not received any notice of an alleged violation of any of the foregoing matters other than as set forth in Schedule 6.1(c). Seller has been granted all licenses, permits, consents, authorizations and approvals from federal, state and local government regulatory bodies necessary or desirable to carry on the Business, all of which are currently in full force and effect, and may be transferred to Buyer without the consent, action or approval of any other party. Each of the Assets complies in all respects with all federal, state and local laws, statutes, ordinances, permits, licenses, approvals, rules and regulations applicable thereto.

            (d) TITLE TO THE ASSETS. Seller has good and marketable title to the Assets, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever. By virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all liens, encumbrances, security interests, equities or restrictions whatsoever. The Assets include all of (i) the licenses necessary to use the intellectual property of any third party used in connection with the conduct of the Business as presently conducted, (ii) any third party approvals required under any agreement to which Seller is a party, and
      (iii) any governmental approvals or permits of which Seller is aware that are necessary to conduct the Business as presently conducted. Seller has independently developed all of its products, and no third party other than a Listed Person or Chambord has participated in the development or marketing of any product of Seller. In addition, Seller has not been informed that any of its products violates any copyright or issued or pending patent owned by another party.

            (e) FINANCIAL STATEMENTS. The financial statements of Seller as of and for the fiscal years ended December 31, 1995 and December 31, 1994 audited by Jones, Jensen & Company and the unaudited financial statements of Seller as of and for the fiscal year ended December 31, 1996 have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial condition of Seller as of such dates. Seller is not subject to any liability that is not disclosed on such financial statements except for liabilities that (i) have been incurred since December 31,

      1996 in the ordinary course of business as known to Buyer and (ii) do not in the aggregate exceed $100,000.

            (f) LITIGATION. Except as set forth in Schedule 6.1(f) hereof, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Seller, or involving the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority. Seller has received no notice of any of the above and to the best of each Executive Officer's knowledge, no facts or circumstances exist which would, with the passage of time or giving of notice (or both), give rise to any of the above.

            (g) EMPLOYEES; EMPLOYEE RELATIONS AND BENEFIT PLANS. Except as otherwise expressly provided herein, Buyer shall not, by the execution and delivery of this Agreement or otherwise, become obligated to employ any employee of Seller or assume any liabilities or contractual obligations with respect to such employees or otherwise become liable for or obligated in any manner (contractual or otherwise) to any employee of Seller, including, without limiting the generality of the foregoing, any liability or obligation pursuant to any collective bargaining agreement, employment agreement, or pension, profit sharing or other employee benefit plan (within the meaning of Section 3(3) of the Employment Retirement Income Security Act 1974, as amended) or any other fringe benefit program maintained by Seller or to which Seller contributes or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller.

            (h) INTELLECTUAL PROPERTY.

                  (i) Seller owns or has the right to use, pursuant to license, sublicense, agreement, or permission, all Intellectual Property necessary for the operation of the Business of Seller as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing and that is being transferred to the Buyer hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. Except as set forth in Schedule 6.1(h)(i) hereof, no person or entity other than Seller has any right, title or interest in or to any of the Intellectual Property.

                  (ii) Seller has not interfered with, infringed upon,
            misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has not ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To the best knowledge of Seller and each

            Executive Officer, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

                  (iii) Schedule 6.1(h)(iii) identifies each patent or
            registration which has been issued to Seller with respect to any of its Intellectual Property, identifies each pending patent, trademark and copyright application for registration which Seller has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item that are correct and complete in all material respects. Schedule 6.1(h)(iii) also identifies each copyright, trademark, trade name, unregistered trademark or other intellectual property owned or licensed by Seller. With respect to each item of Intellectual Property required to be identified in
            Schedule 6.1(h)(iii):

                        (A) Seller possess all right, title, and interest in and
                  to the item, free and clear of any security interest, pledge, lien, charge or other encumbrance of any kind whatsoever, license, or other restriction;

                        (B) Such item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                        (C) No action, suit, proceeding, hearing, investigation,
                  charge, complaint, claim, or demand is pending or, to the best knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (D) Except as set forth on Schedule 6.1(h)(iii)(D),
                  Seller has never agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Schedule 6.1(h)(iv) identifies each item of Intellectual
            Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission, except for generally available software costing less than $500. Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Schedule 6.1(h)(iv):

                        (A) The license, sublicense, agreement, or permission
                  covering the item is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time in effect that affect creditor's rights generally;

                        (B) The license, sublicense, agreement, or permission
                  will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time in effect that affect creditor's rights generally;

                        (C) Seller is not, and to the best knowledge of Seller
                  and each Executive Officer, no party to the license, sublicense, agreement, or permission is, in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) Seller has not repudiated, and to the best knowledge
                  of Seller and each Executive Officer, no party to the license, sublicense, agreement, or permission has repudiated, any provision thereof;

                        (E) With respect to each sublicense, the representations
                  and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                        (F) The underlying item of Intellectual Property is not
                  subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (G) No action, suit, proceeding, hearing, investigation,
                  charge, complaint, claim or demand is pending or, to the best knowledge of Seller and each Executive Officer, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                        (H) Seller has not granted any sublicense or similar
                  right with respect to the license, sublicense, agreement, or permission.

                  (v) Schedule 6.1(h)(v) identifies each filing made, and each filing in the process of being prepared, by Seller that is intended to perfect any intellectual property rights claims.

                  (vi) To the best knowledge of Seller and each Executive
            Officer, Seller does not interfere with, infringe upon, misappropriate, or otherwise conflicts with, any Intellectual Property rights of any third party as a result of the operation of their businesses as presently conducted.

      As used herein, the term "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all masks works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), that are or have been owned, used, promoted or distributed by Seller or its affiliates or predecessors and any intellectual property or asset that is equivalent thereto, related thereto or is incorporated in any of the products that have been or intended to be distributed by the Company, including, without limitation, the System and the programs relating to a code library, light link technology, operating systems and other technologies incorporated or used in connection with the System.

            (i) TAXES. Buyer will have no liability for any taxes, assessments, fees or other governmental charges imposed upon the Assets or Buyer, whether as a transferee of the Assets or otherwise. All federal, state and local taxes due and payable with respect to the Business or the Assets have been paid, including, without limiting the generality of the foregoing, all federal, state and local income, sales, use, franchise, excise and property taxes. The Assets are and will be subject to no encumbrance in respect of taxes. All taxes of any type incurred or accrued by Seller in respect of the Assets or the Business for any period on or prior to the date of Closing have been or will be paid by Seller.

            (j) GOVERNMENT NOTICES. Seller has delivered to Buyer a description and copies, as of the date of this Agreement, of all notifications, filed or submitted, or required be filed or submitted, to governmental agencies and of all material notifications from such governmental agencies relating to Seller and the Assets or relating to the discharge or release of materials into the environment or otherwise relating to the protection of the public health or the environment.

            (k) PERMITS AND ENVIRONMENTAL MATTERS. Attached hereto as Schedule 6.1(k) is an accurate list and summary description as of the date hereof of all permits, titles (including motor vehicles titles and current registrations), fuel permits, licenses, franchises and other, certificates, owned or held by the Seller, to the extent such relate to the Business or operation thereof, none of which permits, titles, licenses, franchises and certificates infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. All such permits, titles, licenses, franchises and certificates required by law have been obtained, are in good standing and are adequate for the operation of the Business. No such permits, titles, licenses, franchises or certificates will terminate, require any change or payment to be made by Buyer or any other party, or in any respect be adversely affected as a result of the acquisition of the Assets by Buyer or the consummation of the transactions contemplated by this Agreement.

            (l) APPLICABLE LAWS COMPLIANCE. Except as set forth in Schedule 6.1(l):

                  (i) Seller is, and at all times during its operation has been, fully licensed, permitted and authorized under all federal, state and local statutes, laws, rules, regulations, orders, permits (including, without limitation, zoning restrictions and land use requirements) and licenses affecting or otherwise applicable to the Premises or Business and any operations or activities in connection therewith (collectively, the "Applicable Laws").

                  (ii) The Premises are usable for their current uses, without violating any Applicable Laws or private restriction, and such uses are legal conforming uses.

                  (iii) All activities and operations conducted in connection with the Business or on the Premises, whether by Seller or any third parties, have at all times been and continue to be conducted in compliance with all Applicable Laws.

                  (iv) Neither Seller, nor the Premises, are now nor have ever been involved in any litigation or administrative proceedings seeking to impose fines, penalties or other liabilities or seeking injunctive relieve for violation of any Applicable Laws with regard to the Business or the Premises and there are no facts or circumstances that would give rise to same.

                  (v) Seller has provided Buyer all reports, notices, filings and other disclosures related to the Premises or the Business required by Applicable Laws to be filed with any government agencies; and Seller has duly and timely filed all such reports with such agencies.

                  (vi) Neither Company nor Seller is in default under any
            Applicable Laws or under any order of any court or governmental administrative body having jurisdiction over Company, the Premises, or any operations or activities thereon or thereunder, and there are no claims, actions, suits or proceedings, pending or threatened, against or affecting Company or Seller at law or in equity, or before or by any administrative body having jurisdiction; no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received; and there are no facts or circumstances which would give rise to the same.

            (m) PREMISES. With respect to the Premises:

                  (i) there are no pending or, to the knowledge of any Executive
            Officer, threatened, condemnation proceedings, lawsuits, or administrative actions relating to the Premises or other matters affecting the current use, occupancy or value thereof;

                  (ii) the buildings and improvements on the Premises are
            located within the boundary lines of such land and are not in violation of applicable setback requirements, zoning laws, and ordinances, and do not encroach on any easement which may burden such Premises; such Premises does not serve any adjoining property for any purpose inconsistent with the use of the Premises; and the Premises are not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

                  (iii) all facilities on the Premises have received all
            approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                  (iv) except for the lease agreement pursuant to which Seller is leasing the Premises, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Premises; and

                  (v) there are no parties (other than Seller) in possession of the Premises.

            (n) CONTRACTS. Schedule 6.1(n) lists all contracts and other agreements, written or oral, to which Seller is a party. Seller has delivered to Buyer a correct and complete copy of each written agreement listed on Schedule 6.1(n) (as amended to date) and a written summary setting forth the terms of each oral agreement referred to in Schedule 6.1(n). To the best knowledge of Seller and each Executive Officer, with respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time in effect that affect creditor's rights generally (collectively, "Creditor's

      Laws"); (ii) the agreement will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, subject to Creditor's Laws; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

            (o) DISCLOSURE. To the best knowledge of Seller and each Executive Officer, the representations and warranties contained in this Article 6 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this Article 6 not misleading.

      SECTION 6.2 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller and Executive Officers that as of the date hereof and as of the Closing Date, Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

      SECTION 6.3 SURVIVAL. Each of the representations and warranties set forth in this Agreement shall survive the Closing and the transfer of the Assets.


                                   ARTICLE 7.
                                     GENERAL

      SECTION 7.1 USE OF NAMES. Subject to the Closing of the transactions contemplated hereby, Seller and/or the Executive Officers shall execute any instruments reasonably necessary to permit Buyer to use the name "Scottsdale Technologies" in all jurisdictions in which Seller has the right to use such names in such jurisdictions and to disclaim any right either Seller or Executive Officers might have to use any such name in such jurisdictions. Without limiting the generality of the foregoing, Seller shall change its name to a name that is not similar to "Scottsdale Technologies" as soon as reasonably practicable following the Closing.

      SECTION 7.2 NOTICES. All notices or communications required or permitted under this Agreement shall be given in writing and served either by personal delivery, overnight courier or by deposit in the United States mail and sent by first class registered or certified mail, return receipt requested, postage prepaid:

            If to Seller:

                  Scottsdale Technologies, Inc.
                  7580 East Gray Road, Suite 102
                  Scottsdale, Arizona  85260

            If to Executive Officers:

                  c/o Mr. Eric J. Schedeler
                  7580 East Gray Road, Suite 102
                  Scottsdale, Arizona  85260

            If to Buyer:

                  WO Consulting, Inc.
                  7580 East Gray Road, Suite 102
                  Scottsdale, Arizona  85260
                  Attn:  Mr. Stuart N. Rubin

            With a copy to:

                  Mayor, Day, Caldwell & Keeton, L.L.P.
                  700 Louisiana, Suite 1900
                  Houston, Texas  77002
                  Attn:  Jeff C. Dodd

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier and three days after deposit in the U.S. mail as provided above, or when actually received, if earlier. Either party may change the address for notices or communications to be given to it by written notice to the other party given as provided in this Section.

      SECTION 7.3 ENTIRE AGREEMENT. This Agreement, the Schedules hereto and the other agreements referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

      SECTION 7.4 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties and such consent shall not be unreasonably withheld; provided that Buyer may assign this Agreement and its rights, interests and obligations hereunder to any subsidiary of Buyer.

      SECTION 7.5 EXPENSES OF TRANSACTION. Each party hereto shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the fees and expenses of such party's attorneys and accountants. No party hereto has employed any investment banker, broker or finder or has incurred any liability for any brokerage fee, commission or finder's fee in connection with the transactions contemplated hereby.

      SECTION 7.6 MODIFICATION; Remedies Cumulative. This Agreement may not be changed, amended, terminated, augmented, rescinded or otherwise altered, in whole or in part, except by a writing executed by all of the parties hereto. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      SECTION 7.7 SPECIFIC PERFORMANCE. Each party hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the terms and provisions hereof are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party hereto agrees that the other party shall be entitled to one or more injunctions to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter in addition to any other remedy to which a party may be entitled at law or in equity.

      SECTION 7.8 FURTHER ASSURANCES. From time to time after the Closing, Seller will, without further consideration, execute and deliver such other instruments of conveyance and transfer, and take such other action including, without limitation, assistance in connection with litigation, as Buyer reasonably may request to more effectively convey and transfer to and vest in Buyer and to put Buyer in possession of the Assets to be transferred hereunder.

      SECTION 7.9 SALES AND OTHER TAXES. Seller shall pay any and all sales, transfer or similar taxes due and owing as a result of the sale, transfer, conveyance and assignment of Assets provided for herein, and shall furnish to Buyer receipts, certificates or other evidence of such payment satisfactory to Buyer.

      SECTION 7.10 GOVERNING LAW. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Arizona, without regard to its conflict of laws principles.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BUYER:                                    SELLER:

WO CONSULTING, INC.                       SCOTTSDALE TECHNOLOGIES, INC.


By:  /s/  STUART N. RUBIN                 By:  /s/  ERIC J. SCHEDELER
     --------------------                      ----------------------

     Stuart N. Rubin, President                Eric J. Schedeler, President

EXECUTIVE OFFICERS:

/s/  ERIC J. SCHEDELER
--------------------------------------
Eric J. Schedeler


/s/  C. KIMBALL MCCUSKER
--------------------------------------
C. Kimball McCusker